UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2006

CYGNE DESIGNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22102	04-2843286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 42nd Street New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 997-7767

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

2.01	Completion of Acquisition or Disposition of Assets.

The Asset Purchase Agreement

On May 12, 2006, Cygne Designs, Inc. (“Cygne”), Innovo Group, Inc. (“Innovo”), and Innovo Azteca Apparel, Inc., a wholly owned subsidiary of Innovo closed the transactions contemplated by an Asset Purchase Agreement (the “APA”) entered into on March 31, 2006. Azteca Productions International, Inc. (“Azteca Productions”), is a party to certain ancillary agreements related to the APA because they are an interested party in the transaction. Innovo is a designer, developer and worldwide marketer of apparel products. Pursuant to the APA, Innovo sold to Cygne certain assets related to its private label apparel division (the “Transaction”). These assets were purchased by Innovo from Azteca Productions in July, 2003 pursuant to an asset purchase agreement referred to as the Blue Concept Asset Purchase Agreement.

On July 31, 2005, Cygne acquired certain assets of Diversified Apparel Resources, LLC (formerly named Commerce Clothing Company LLC), a limited liability company whose managing member and Chief Executive Officer is Hubert Guez, who is also one of Innovo’s stockholders, a stockholder of Azteca Productions and a party to the Blue Concept Asset Purchase Agreement that Innovo originally entered into for its purchase of the private label division from Azteca Productions. Mr. Guez beneficially owns, has the power to dispose or direct the disposition of, and to vote or direct the voting of shares, personally, through various trusts and Diversified, approximately 49% of the shares of Cygne’s common stock.

The assets acquired by Cygne include the private label division’s customer list, the assumption of current workforce related to the private label division, the assumption of all existing purchase orders and inventory related to the private label division, and the assumption of the benefit of a non-compete clause with Azteca Productions. In exchange for the purchased assets, Cygne assumed certain liabilities associated with Innovo’s private label division, including, the remaining obligation under the original promissory note executed by Innovo in favor of Azteca Productions under the Blue Concept Asset Purchase Agreement, all other liabilities, other than the original promissory note, owed in connection with the private label division to Azteca Productions in excess of $1,500,000, all liabilities associated with Innovo’s outstanding purchase orders and inventory schedules listed in the APA, and the obligations to continue to pay the earn out under the Blue Concept Asset Purchase Agreement. The aggregate value of the assumed liabilities, excluding the remaining unpaid principal amount of the original promissory note, which was paid through the issuance of shares of Common Stock, as described below, and any amounts which might be owned under the earn-out, which represent the purchase price for the transaction, is approximately $2,500,000, subject to certain permitted adjustments related to the aggregate value of liabilities Innovo may owe to Azteca Productions and payment of certain audit related fees.

The APA contains customary terms and conditions, including, among other things, indemnification provisions, representations and warranties and pre-closing and post-closing covenants.

The Letter Agreement

In connection with the APA, Cygne entered into a Letter Agreement dated April 24, 2006 among Azteca Productions, Hubert Guez, Paul Guez and Sweet Sportswear, LLC (the “Letter Agreement”). Pursuant to the Letter Agreement and in connection with the closing of the Transaction, on May 12, 2006 Cygne issued 1,000,000 shares of its common stock to each of Hubert Guez and Paul Guez, for an aggregate issuance of 2,000,000 shares (the “Shares”) in lieu of assuming the remaining outstanding balance of the Promissory Note issued by Innovo to Azteca Productions. Under the Letter Agreement, the Shares have piggy-back registration rights on any future registration statements on Form S-3 filed by Cygne. Messrs. Hubert and Paul Guez also agreed not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any such Shares until the close of trading on April 23, 2007 (the “Lock-Up Period”). In addition, 250,000 of the Shares issued to Paul Guez and 250,000 of the shares issued to Hubert Guez (the “Escrow Shares”) were placed in an escrow account until the expiration of the Lock-Up Period, with the Escrow Shares being returned to Cygne in the event the Cygne Common Stock is traded on NASDAQ (or any other stock exchange, market or trading facility on which the Shares are traded) at an average price above $5.00 per share during the one month period immediately preceding the expiration of the Lock-Up Period.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the issuance of the Shares at the closing of the Transaction as contemplated by the APA and the Letter Agreement, contained in Item 2.01 above, is incorporated herein by reference.

The issuance of the Shares at the closing of the Transaction as contemplated by the APA and the Letter Agreement was made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended, as set forth in Section 4(2) thereof on the basis that the offer and sale of the Shares does not involve a public offering. No underwriters were involved in this transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement, dated as of April 24, 2006, by and among Cygne Designs, Inc., Azteca Production International, Inc., Hubert Guez, Paul Guez and Sweet Sportswear, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNE DESIGNS, INC.
Date: May 17, 2006
	By:	/s/ Roy E. Green
	Name:	Roy E. Green
	Title:	Chief Financial Officer